Exhibit 99.1

Quantum Computing, Inc. Announces Key Leadership Promotions to Support Growth Strategy

Milan Begliarbekov promoted to Chief Operating Officer; Pouya Dianat promoted to Chief Revenue Officer

HOBOKEN, NJ – May 8, 2025 – Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT), an innovative, integrated photonics and quantum optics technology company, today announced the promotion of two key executives to support the Company’s next phase of strategic growth and commercialization. These leadership appointments build on recent milestones including completion of construction of QCi’s quantum photonic chip foundry, as announced during the fourth quarter 2024 shareholder update call on March 20, 2025, and the successful execution of its pilot chip sales initiative.

Milan Begliarbekov has been promoted to Chief Operating Officer and Pouya Dianat has been promoted to Chief Revenue Officer. These leadership advancements reflect QCi’s commitment to accelerating the execution of its strategic initiatives across both product development and commercial expansion.

Dr. Milan Begliarbekov has been the Director of Quantum Foundry since joining the Company in September 2022. In that role he was responsible for the design and construction of the Company’s foundry in Tempe, Arizona, as well as overseeing the development and manufacturing of photonic materials, devices, and technologies including thin-film lithium niobate for advanced sensing and photonic computing applications. Dr. Begliarbekov brings more than 13 years of experience in nanofabrication, materials science, and scientific leadership. Prior to joining QCi, he served as a Research Assistant Professor and Director of the Nanofabrication Facility at the City University of New York (CUNY). In this role, he managed the design, commissioning, and operation of one of the region’s leading nanofabrication centers, supporting academic and industrial users from early-stage startups to established corporations. His responsibilities included process development, equipment oversight, and the leadership of multiple scientific collaborations.

In his new role as Chief Operating Officer, Dr. Begliarbekov will be responsible for overseeing day-to-day operations across QCi, driving manufacturing efficiency, ensuring quality control, and supporting the scaling of production to meet customer demand. He will also be managing the Company’s strategy to develop advanced photonic circuits for the next generation of the Company’s quantum computers.

Dr. Pouya Dianat was previously the Director of Photonic Integrated Circuits (PICs) and Foundry Services at QCi, where he led business strategy, product development and management, and sales for the company’s thin-film lithium niobate–based foundry platform, processing TFLN and other transition metal ferroelectrics for quantum and non-quantum applications. The unique optical properties of TFLN allow for faster, more efficient control of light, essential in quantum computing and communication. Dr. Dianat brings over a decade of experience in commercializing advanced photonic technologies. Before joining QCi, he was a market expert and Technical Director at OPTICA, where he focused on PIC and quantum technologies. Prior to that, he led business development and chip scale-up efforts in photonic detector product lines at Luminar Technologies, a leader in automotive LiDAR solutions. Dr. Dianat earned a Ph.D. in Electrical Engineering from Drexel University, where he developed quantum-enhanced opto-plasmonic detectors, followed by a Postdoctoral Fellowship at Northwestern University.

In his new role as Chief Revenue Officer, Dr. Dianat will be responsible for driving global commercial strategy, accelerating customer acquisition, and expanding revenue streams across all QCi machines and foundry offerings.

“As we continue to scale our business and bring our technologies to market, strengthening our leadership team is essential to executing our strategy effectively,” said Dr. William McGann, Chief Executive Officer of QCi. “Milan and Pouya have each been instrumental in driving our quantum and nanophotonic initiatives forward. Elevating them into these key roles strengthens our ability to deliver on the market opportunities in front of us, particularly in the datacom and telecom sectors, where we see growing demand for high-performance TFLN solutions. With the ribbon cutting of our quantum photonic chip foundry approaching, we are entering an exciting phase that positions us to accelerate both innovation and customer adoption.”

As part of QCi’s growth strategy, the Company completed construction of its quantum photonic chip foundry in Tempe, Arizona in March 2025. Following the completion of construction, the foundry’s upgraded ISO certification was finalized ahead of schedule. The foundry positions QCi to meet growing global demand for TFLN photonic chips, with a multi-phase plan to scale production and address high-value markets.

“I’m honored to step into this new role and excited to help drive QCi’s operational initiatives as we expand our footprint in quantum and photonic markets,” said Milan Begliarbekov, Chief Operating Officer. “We have a clear roadmap ahead, and I look forward to working with the team to execute on our long-term vision.”

“This is an important time for QCi, and I’m enthusiastic to build and expand on the commercial traction we’ve established and to help accelerate the global adoption of our innovative technology,” added Pouya Dianat, Chief Revenue Officer. “Our product and service offerings can solve business problems today and we’re seeing growing interest from both government and industry partners. I am excited to support our customers in unlocking the full potential of our technologies.”

About Quantum Computing Inc.

Quantum Computing Inc. (Nasdaq: QUBT) is an innovative, integrated photonics and quantum optics technology company that provides accessible and affordable quantum machines and TFLN foundry services to the world today. QCi’s products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technologies and products offer unique capabilities in the areas of high-performance computing, artificial intelligence, and cybersecurity, as well as remote sensing applications.

Company Contact:

Rosalyn Christian/John Nesbett

IMS Investor Relations

qci@imsinvestorrelations.com